Exhibit 99.1

August 11, 2021

Array Technologies, Inc. Reports Financial Results for the Second Quarter 2021

Second Quarter 2021 Financial Highlights
•    Revenue of $202.8 million
•    Net loss of $17.0 thousand
•Adjusted EBITDA of $16.2 million(1)
•    Adjusted Basic and Diluted Net Income per share of $0.07(1)

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest manufacturers of ground-mounted systems used in solar energy projects, today announced financial results for its second quarter ended June 30, 2021 and full year 2021 guidance.

“We delivered strong financial results in the second quarter, despite a challenging supply chain environment. Revenues grew 76% year-over-year to $202.8 million reflecting continued strong demand for our products. Adjusted EBITDA grew 23% to $16.2 million compared to the same period last year. Our lower margins this quarter relative to last year reflect the higher input and logistics costs that continue to be a headwind for our industry” said Jim Fusaro, Chief Executive Officer of Array Technologies.

Mr. Fusaro continued, “I am pleased to report that given the hard work of our team to negotiate with our customers and suppliers over the past several months, we are now able to reintroduce guidance for the full year. More importantly, we have changed our business processes to reduce our exposure to future increases in commodity prices and shipping costs. That hard work and those changes are reflected in the profitability of the orders we have booked since May which have gross margins in line with what we generated last year. I am confident we are on a path to restore our gross margin to historical levels, but the improvement will be gradual as we still have legacy backlog at lower prices to burn off.”

Mr. Fusaro concluded, “I remain bullish on the long-term prospects for utility-scale solar and for Array. The transition to renewable energy is only accelerating, we have more executed contracts and awarded orders than at any time in our history and we have taken the steps that were necessary to adapt our business to the current inflationary environment. I am confident that those changes, in combination with our relentless focus on supporting our customers, will see our company emerge even stronger from the current environment than we were before.”
Second Quarter 2021 Financial Results
Revenues increased 76% to $202.8 million compared to $114.9 million for the prior-year period, primarily driven by strong demand for our products as well as favorable comparisons to the second quarter of last year which had lower shipments as a result of the pull forward of orders into the first quarter of 2020 related to the ITC step down.

Gross profit increased 21% to $26.8 million compared to $22.2 million in the prior year period, driven primarily by higher volume in the quarter. Gross margin decreased from 19.3% to 13.2%, driven by significantly higher input and freight costs, partially offset by greater absorption of fixed costs as a result of higher sales volumes when compared to the prior year period.

Operating expenses increased to $21.1 million compared to $21.0 million during the same period in the prior year, primarily as a result of higher costs associated with being a public company and increased payroll related costs due to higher headcount which was offset by lower contingent consideration expense.

Net loss was $17 thousand compared to net income of $2.4 million during the same period in the prior year, and basic and diluted income per share were $0.00 compared to basic and diluted earnings per share of $0.02 during the same period in the prior year.

Adjusted EBITDA increased 23% to $16.2 million, compared to $13.1 million for the prior-year period.

Adjusted net income increased 19% to $8.5 million compared to $7.1 million during the same period in the prior year, and adjusted basic and diluted adjusted net income per share was $0.07 compared to $0.06 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at June 30, 2021 was $882 million, representing a record level for the company.

Second Quarter 2021 Highlights and Recent Developments
•Entered into supply agreements that fix approximately 85% of our input costs for the remainder of 2021, including nearly all of our steel requirements

•Changed business processes to significantly reduce any gap between the time when we agree on price with our customers and when we contract for materials and components from our suppliers

•Awarded more than $300 million in new projects during the second quarter and an additional 18 new projects totaling approximately $135 million in July 2021

•Strengthened our executive team with the additions of Erica Brinker as our Chief Marketing Officer, Tyson Hottinger as our new Chief Legal Officer, and Ken Stacherski as our Senior Vice President of Operations

•Entered into an agreement to sell up to $500 million of perpetual preferred stock to private equity funds managed by Blackstone Energy Partners to support our internal and external growth plans

Full Year 2021 Guidance
For the full year 2021 ending December 31, 2021, the Company expects:

a.Revenues to be in the range of $850 million to $940 million
b.Adjusted EBITDA(2) to be in the range of $55 million to $75 million
c.Adjusted diluted net income per share(2) to be in the range of $0.15 to $0.25

“We are already seeing margins on new orders that are in line with our past performance and in some instances even higher. However, results for the balance of the year will continue to be impacted by the roll-off of backlog from the beginning of this year which is predominantly contracts that were priced prior to the current inflationary environment. The ‘hangover’ effect of older backlog should dissipate by the first quarter of 2022 at which point the new contracts we have signed will be reflected in our financial results,” said Nipul Patel, Chief Financial Officer of Array Technologies.

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2021 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13721670. The replay will be available until 11:59 p.m. (ET) on August 25, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia. Contact us at arraytechinc.com or view our LinkedIn page.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,”

“could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes unaudited financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$17,682	$108,441
Accounts receivable, net	153,610	118,694
Inventories, net	137,666	118,459
Income tax receivables	9,657	17,158
Prepaid expenses and other	11,597	12,423
Total current assets	330,212	375,175
Property, plant and equipment, net	9,763	9,774
Goodwill	69,727	69,727
Other intangible assets, net	186,507	198,260
Other assets	26,109	3,088
Total assets	$622,318	$656,024

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$81,377	$82,755
Accounts payable - related party	610	2,232
Accrued expenses and other	19,129	29,164
Accrued warranty reserve	2,968	3,049
Income tax payable	—	8,814
Deferred revenue	51,458	149,821
Current portion of contingent consideration	1,908	8,955
Current portion of term loan	4,300	4,313
Other current liabilities	6,379	—
Total current liabilities	168,129	289,103
Long-term liabilities
Deferred tax liability	14,472	13,114
Contingent consideration, net of current portion	10,108	10,736
Other long-term liabilities	4,273	—
Long-term debt, net of current portion, debt discount and issuance costs	493,945	423,970
Total long-term liabilities	522,798	447,820
Total liabilities	690,927	736,923
Commitments and contingencies
Preferred stock of 0.001 par value - 5,000,000 shares authorized; none issued as of June 30, 2021 and December 31, 2020	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 126,994,467 shares issued as of June 30, 2021 and December 31, 2020	127	127
Additional paid-in capital	149,893	140,473
Accumulated deficit	(218,629)	(221,499)

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	June 30,	December 31,
	2021	2020
Total stockholders’ deficit	(68,609)	(80,899)
Total liabilities and stockholders’ deficit	$622,318	$656,024

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$202,796	$114,916	$448,728	$552,634
Cost of revenue	176,009	92,714	378,083	412,016
Gross profit	26,787	22,202	70,645	140,618

Operating expenses
General and administrative	15,113	11,192	39,786	22,899
Contingent consideration	(13)	3,430	135	2,417
Depreciation and amortization	5,981	6,369	11,965	12,743
Total operating expenses	21,081	20,991	51,886	38,059

Income from operations	5,706	1,211	18,759	102,559

Other expense
Other expense, net	(122)	(2,242)	(200)	(2,134)
Interest expense	(6,651)	(2,411)	(15,660)	(7,640)
Total other expense	(6,773)	(4,653)	(15,860)	(9,774)
Income (loss) before income tax expense	(1,067)	(3,442)	2,899	92,785
Income tax expense (benefit)	(1,050)	(5,834)	29	16,708
Net income (loss)	$(17)	$2,392	$2,870	$76,077

Earnings (loss) per share
Basic	$—	$0.02	$0.02	$0.63
Diluted	$—	$0.02	$0.02	$0.63
Weighted average number of shares
Basic	126,994	119,994	126,994	119,994
Diluted	126,994	119,994	127,203	119,994

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows used in operating activities
Net income (loss)	$(17)	$2,392	$2,870	$76,077
Adjustments to reconcile net income to net cash used in operating activities:
Provision for (recovery of) bad debts	(16)	134	(551)	223
Deferred tax benefit	1,429	896	1,358	(1,376)
Depreciation and amortization	6,483	6,863	12,964	13,724
Amortization of debt discount and issuance costs	1,532	—	5,118	2,160
Interest paid-in-kind	—	1,752	—	3,073
Equity-based compensation	1,556	653	9,467	2,411
Contingent consideration	(13)	3,430	135	2,417
Warranty provision	123	—	425	597
Provision for inventory obsolescence	1,236	221	1,236	221
Changes in operating assets and liabilities
Accounts receivable	(31,673)	16,925	(34,365)	(2,590)
Inventories	(14,197)	15,090	(20,443)	42,523
Income tax receivables	(5,502)	(19,317)	7,501	(18,689)
Prepaid expenses and other	4,042	(304)	826	7,183
Accounts payable	9,178	(63,841)	(1,378)	(99,396)
Accounts payable - related party	(1,622)	(698)	(1,622)	—
Accrued expenses and other	(15,675)	(17,343)	(10,541)	(4,365)
Income tax payable	(10,224)	12,588	(8,814)	35,824
Lease liabilities	(179)	—	68	—
Deferred revenue	(38,422)	(6,765)	(98,363)	(307,917)
Net cash used in operating activities	(91,961)	(47,324)	(134,109)	(247,900)
Cash flows used in investing activities
Purchase of property, plant and equipment	(630)	(97)	(1,200)	(265)
Investment in equity security	(1,975)	—	(11,975)
Net cash used in investing activities	(2,605)	(97)	(13,175)	(265)
Cash flows from financing activities
Proceeds from revolving credit facility	102,000	4,320	102,000	4,330
Principal payments on term loan facility	(1,075)	—	(31,075)	(57,702)
Payments on related party loans	—	(21,736)	—	(21,736)
Contingent consideration	(7,810)	—	(7,810)	—
Debt issuance costs	—	—	(6,590)	—
Net cash provided by (used in) financing activities	93,115	(17,416)	56,525	(75,108)
Net decrease in cash, cash equivalents and restricted cash	(1,451)	(64,837)	(90,759)	(323,273)

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash, cash equivalents and restricted cash, beginning of period	19,133	102,821	108,441	361,257
Cash, cash equivalents, and restricted cash, end of period	$17,682	$37,984	$17,682	$37,984

Array Technologies, Inc. and Subsidiaries
Adjusted EBITDA Reconciliation (unaudited)
(in thousands)

The following table reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(17)	$2,392	$2,870	$76,077
Interest expense, net	6,651	2,411	15,660	7,640
Other expense, net	122	2,242	200	2,134
Income tax expense (benefit)	(1,050)	(5,834)	29	16,708
Depreciation expense	608	550	1,212	1,099
Amortization of intangibles	5,875	6,313	11,752	12,625
Equity-based compensation	4,120	653	12,031	2,411
Contingent consideration	(13)	3,430	135	2,417
ERP implementation costs(a)	—	477	—	1,571
Legal expense(b)	99	367	143	835
Other costs(c)	(224)	115	6,591	335
Adjusted EBITDA	$16,171	$13,116	$50,623	$123,852

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended June 30, 2021, other costs represent (i) recovery of certain professional fees & payroll related costs we do not expect to incur in the future of ($0.2) million. For the three months ended June 30, 2020, other costs represent (i) $0.1 million certain costs associated with our IPO. For the six months ended June 30, 2021, other costs represent (i) $3.2 million of one-time logistics charges incurred primarily due to weather events and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.7 million, (iii) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million. For the six months ended June 30, 2020, other costs represent (i) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.3 million.

Array Technologies, Inc. and Subsidiaries
Adjusted Net Income Reconciliation (Unaudited)
(In thousands)

The following table reconciles net income (loss) to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(17)	$2,392	$2,870	$76,077
Amortization of intangibles	5,875	6,313	11,752	12,625
Amortization of debt discount and issuance costs	1,532	—	5,118	2,160
Equity-based compensation	4,120	653	12,031	2,411
Contingent consideration	(13)	3,430	135	2,417
ERP implementation costs(a)	—	477	—	1,571
Legal expense(b)	99	367	143	835
Other costs(c)	(224)	2,347	6,590	2,567
Income tax expense of adjustments(d)	(2,858)	(2,232)	(6,470)	(4,641)
Non-recurring income tax adjustments related to the IRS settlement and CARES Act	—	(6,608)	—	(6,608)
Adjusted Net Income	$8,514	$7,139	$32,169	$89,414

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended June 30, 2021, other costs represent (i) recovery of certain professional fees & payroll related costs we do not expect to incur in the future of ($0.2) million. For the three months ended June 30, 2020, other costs represents (i) $2.2 million to the former majority shareholder in connection with tax benefits received as part of the CARES act and (ii) $0.1 million certain costs associated with our IPO For the six months ended June 30, 2021, other costs represent (i) $3.2 million of one-time logistics charges incurred primarily due to weather events and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.7 million, (iii) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million. For the six months ended June 30, 2020, other costs represent (i) $2.2 million to the former majority shareholder in connection with tax benefits received as part of the CARES act and (ii) Certain professional fees & payroll related costs we do not expect to incur in the future of $0.3 million.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.